Exhibit 10.4.j

LONG TERM INCENTIVE RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE FMC TECHNOLOGIES, INC.

INCENTIVE COMPENSATION AND STOCK PLAN

FOR EMPLOYEES OF FMC TECHNOLOGIES SA

This Agreement is made as of <<Grant Date>> (the “Grant Date”) by FMC Technologies, Inc., a Delaware corporation, (the “Company”) and <<Participant Name>> (the “Employee”).

In 2001, the Board of Directors of the Company (the “Board”) adopted the FMC Technologies, Inc. Incentive Compensation and Stock Plan (the “Plan”). The Plan, as it may be amended and continued, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Employee under this Agreement. Except as otherwise provided, capitalized terms have the meaning provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the Plan will prevail.

The Compensation Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant an award of restricted stock units to the Employee as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”), and as an incentive for increased efforts during such service.

The Committee, on behalf of the Company, grants to the Employee an award of <<# of Shares Granted>> shares of restricted stock units (the “Restricted Units”) of the Company’s common stock par value of $.01 per share (the “Common Stock”) upon the following terms and conditions:

1. Vesting. The Restricted Units will vest and convert to shares of Common Stock on January 2, 2013 (the “Vesting Date”). However, all Restricted Units will be forfeited upon termination of the Employee’s employment with the Employer before the Vesting Date for any reason other than :

•

the Employee’s death, in which case the Restricted Units will vest immediately and share of Common Stock shall be issued to his heirs, at their request made within 6 months following the Employee’s date of death, or

•

the Employee’s disability (corresponding to the 2nd or 3rd category among the categories set forth in article L 341-4 of the French Social Security Code), in which case, the Restricted Units will immediately vest and convert to shares of Common Stock, or

•	The Employee’s retirement under the Company’s pension plan on or after age 62, in which case the Restricted units will vest in accordance with the provisions of this Agreement.

In the event of a Change in Control of the Company, the Restricted Units will immediately vest and convert to shares of Common Stock, in which case the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units.

2. Required Holding Period. The Employee is required to hold any vested shares of Common Stock for a period of two years after the Settlement Date (the “Holding Period”). In the event of death or disability as defined hereabove during the Holding Period, the shares of Common Stock become freely transferable.

3. Adjustment. The Committee shall make equitable substitutions or adjustments in the Restricted Units as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization or any partial or complete liquidation of the Company.

4. Rights during the vesting period. The Restricted Units will be issued in the form of a book entry registration. Prior to the Vesting Date, the Employee may not vote, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the Restricted Units.

5. Rights during the Holding Period. As from the Settlement Date and until the end of the Holding Period, the Employee may vote, but not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the shares of Common Stock.

6. No Limitation on Rights of the Company. The granting of Restricted Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ the Employee, or as affecting in any way the right of the Employer to terminate the employment of the Employee at any time.

8. Government Regulation. The Company’s obligation to deliver Common Stock following the Vesting Date will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

9. Withholding. The Employer will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance. The Company may withhold a portion of the Common Stock to which the Employee or beneficiary otherwise would be entitled equivalent in value to the taxes required to be withheld, determined based upon the Fair Market Value of the Common Stock. For purposes of withholding, Fair Market Value shall be equal to the closing price of the Common Stock on the Vesting Date, or, if the Vesting Date is not a business day, the next business day immediately following the Vesting Date.

10. Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, FMC Technologies, Inc., 1803 Gears Road, Houston Texas 77067, and any notice to the Employee (or other person entitled to receive the Restricted Units) will be addressed to such person at the Employee’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

11. Administration. The Committee administers the Plan. The Employee’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, a copy of which is attached hereto, including any guidelines the Committee adopts from time to time.

12. Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

13. Sole Agreement. This Agreement is the entire agreement between the parties to it, and any and all prior oral and written representations are merged into this Agreement. This Agreement may only be amended by written agreement between the Company and the Employee.

14. Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.

15. Privacy. Employee acknowledges and agrees to the Employer transferring certain personal data of such Employee to the Company for purposes of implementing, performing or administering the Plan or any related benefit. Employee expressly gives his consent to the Employer and the Company to process such personal data.

Executed as of the Grant Date.

FMC Technologies, Inc.

By:	/s/ Maryann T. Seaman
	Vice President, Administration	<<Electronic Signature>>
<<Acceptance Date>>

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.